Exhibit  99.1


NEWS  RELEASE                                 FOR  IMMEDIATE  RELEASE

For Further Information Contact:
Steven  T.  Sobieski                          Kevin  McGrath
Chief  Financial  Officer                     Cameron  Associates
(908)  947-1106                               (212)  245-8800
ssobieski@lifecell.com                        kevin@cameronassoc.com


                LIFECELL ANNOUNCES $14 MILLION PRIVATE PLACEMENT

                 OF COMMON STOCK LEAD BY WELLS FARGO SECURITIES


BRANCHBURG,  N.J.,  AUGUST  11,  2003  -- LifeCell Corporation (NASDAQ: LIFC), a
                                                                        ----
leader in tissue regeneration, announced today that it has entered into definitive purchase agreements with a group of institutional investors for the private placement of 3,294,000 newly issued shares of common stock at $4.25 per share, or an aggregate purchase price of $14 million. No warrants will be issued in connection with the transaction. The financing is expected to close this week and is contingent upon certain customary closing conditions. The
Company may issue up to an additional 400,000 shares on the same terms if certain holders of the Company's Series B Preferred Stock exercise their right to participate in the placement. Wells Fargo Securities, LLC and Roth Capital Partners, LLC served as placement agents for the transaction.

"Net proceeds from the financing will be used to continue product development programs, expand sales and marketing and for potential acquisitions of complementary technologies or products," said Paul Thomas, President and Chief Executive Officer of LifeCell.

ABOUT  LIFECELL
---------------

LifeCell is a leader in tissue regeneration through the development and commercialization of biological products for the repair and replacement of damaged or inadequate human tissue in numerous different clinical applications. The Company's patented tissue processing methods produce a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products: AlloDerm(R), regenerative tissue matrix for skin grafting for burn and cancer patients and for reconstructive surgical procedures, through LifeCell's direct sales organization, and for periodontal surgery through BioHorizons, Inc.; Repliform(R), regenerative tissue matrix for urologic and gynecologic procedures, through a marketing agreement with Boston Scientific Corporation; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales organization and a co-promotion agreement with OMP, Inc.; and Graft Jacket(TM), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc. The Company is also the exclusive marketing agent for the SmartPReP(TM) Platelet Concentration System in the United States to ear, nose and throat, plastic reconstructive and general surgeons in hospitals. The Company's ongoing product development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a


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formulation  for  extended  storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
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                                     -more-

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to develop and market new products, expand sales and marketing and acquire complementary technologies or products. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Reports as filed with the Securities and Exchange Commission.



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